Exhibit 10.12

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is executed as of the 1st day of August, 1999 (the “Effective Date”), by and between Prospect Medical Holdings, Inc., a Delaware corporation (“Employer”), and Jacob Y. Terner, M.D. (“Employee”).

P R E A M B L E

A.                                   Employer is a provider of management services to physician groups; and

B.                                     Employer desires to obtain the services of Employee as Chief Executive Officer of Employer, and Employee desires to be employed by Employer, upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.                                       TERMS AND CONDITIONS OF EMPLOYMENT

1.1                                 Employment.  Employer hereby employs Employee and Employee hereby accepts employment as Chief Executive Officer of Employer subject to the terms and conditions hereinafter set forth.

1.2                                 Full-Time Employment.  Employee agrees to devote his full time and attention to the performance of his duties as Chief Executive Officer of Employer.  Employee’s duties shall include, but not be limited to, the following:

(a)                                  General supervision, direction, and control of the business and the officers of Employer, subject to the control of the Board of Directors;

(b)                                 Preside at all meetings of the shareholders and at all meetings of the Board of Directors; and

(c)                                  Such other powers and duties as may be prescribed by the Board of Directors or the Bylaws of Employer.

2.                                       COMPENSATION

2.1                                 Salary.  Employer shall reimburse Employee for any and all costs, fees and expenses incurred by Employee in the course of his duties as Chief Executive Officer.  Employee acknowledges that, due to Employer’s current financial condition, Employer does not have sufficient funds to adequately compensate Employee for his services.  Employer and Employee agree that Employer shall pay Employee the salary of one hundred thousand dollars ($100,000) per annum; provided that Employer and Employee agree to negotiate a fair and equitable salary to compensate Employee for his services, in accordance with the policies and procedures established by the Board of Directors, at such time as Employer’s financial condition improves.  Employer shall pay Employee in accordance with Employer’s policies for the payment of exempt, salaried employees in effect from time to time.  Salary payments shall be subject to withholding for state and federal taxes and other authorized deductions.

2.2                                 Performance Criteria.  Employer may determine from time to time to pay Employee additional compensation/discretionary bonus(es).  Any such determination shall be made by the Compensation Committee, or similar committee, if any, of the Board of Directors of Employer or, if there is no such committee, by the Board of Directors of Employer.

2.3                                 Benefits.  During the term of this Agreement, Employer shall provide Employee and his or her beneficiaries with certain employment benefits, including but not limited to health insurance benefits.  However, Employer’s life insurance company and/or disability insurer may require Employee to satisfactorily pass a physical examination in order to issue a life insurance policy to Employee, and Employee shall comply with all such reasonable requirements.  In addition, Employer may elect to obtain key-man life insurance coverage on Employee, and Employee agrees to submit to any required examination therefor.  Employee shall be entitled to participate in Employer’s retirement and other benefit plans as offered from time to time at a level commensurate with the retirement benefits offered to Employer’s other employees.

3.                                       TERM AND TERMINATION OF AGREEMENT

3.1                                 Contract Term.  The initial term of this Agreement shall commence on the Effective Date, and shall continue for a period of three (3) years, subject to earlier termination of this Agreement as provided herein.

3.2                                 Termination Without Cause.  In the event Employer terminates this Agreement or Employee’s employment hereunder without “cause,” as defined in Paragraph 3.3 below, Employer agrees to pay Employee $12,500 for each month of past service to Employer as Chief Executive Officer, commencing as of July 31, 1996.

3.3                                 Termination by Employer.  Employer may terminate Employee’s employment hereunder at any time for “cause” by giving written notice of termination to the defaulting party (the “Termination Notice”).  In the event such breach is not cured within thirty (30) days after the giving of the Termination Notice, this Agreement shall automatically terminate at the election of the Employer thirty (30) days after the giving of the Termination Notice.  Cause includes the following:

(a)                                  Upon material violation by Employee of any provision of this Agreement.

(b)                                 Upon total disability of Employee.

(c)                                  Upon Employee’s conviction of a felony or crime of moral turpitude.

(d)                                 Upon the use of alcohol or a controlled substance which materially impairs the ability of Employee to effectively perform Employee’s duties and obligations under this Agreement.

3.4                                 Termination by Employee.  Employee may terminate his employment hereunder at any time for “cause.”  Cause is limited to Employer’s breach of its obligation to provide Employee with the compensation and benefits required pursuant to this Agreement. In the event Employee terminates this Agreement for cause, termination shall be effective immediately upon notification to Employer by Employee.

4.                                       CONFIDENTIALITY/TRADE SECRETS.  Employee acknowledges that his position with Employer will be one of the highest trust and confidence both by reason of his position and by reason of his access to and contact with the trade secrets and confidential and proprietary business information of Employer and all of its Affiliates (as defined below), during the term of this Agreement and thereafter.  Employee covenants and agrees during the term of this Agreement and thereafter as follows:

4.1                                 Protection.  That Employee shall use his best efforts and exercise utmost diligence to protect and safeguard the trade secrets and confidential and proprietary information of Employer, its “Affiliates” (which term as used in this Agreement shall include any person, corporation, partnership, general partner or other entity that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with Employer) and its affiliated physician groups, including, without limitation, their trade secrets, their proprietary information, the identity of their customers and suppliers, the names, addresses and other data relating to  patients of the affiliated physician groups, their arrangements with their customers and suppliers, utilization data and practice and referral patterns, provider contract terms, provider manuals, terms of contracts between the affiliated physician groups and any payor, financial and accounting information, pricing or fee information, marketing methods or strategies and related data, and their technical data, records, compilations of information, processes, computer software, and specifications relating to their customers, suppliers, products and services (collectively, “Confidential Information”).

4.2                                 Non-disclosure.  That Employee shall not disclose any Confidential Information, except as may be required in the course of his employment or as may be required by law.

4.3                                 Non-usage.  That Employee shall not use, directly or indirectly, for his own benefit or for the benefit of another, any Confidential Information.

The covenants contained in this Section 4 shall not be applicable to any information which is in the public domain other than as a result of action by Employee or which Employee can establish was obtained from sources other than Employer, any of its Affiliates or its affiliated physician groups, who are not under a duty of nondisclosure.  All Confidential Information and all files, records, documents, drawings, specifications, computer software, memoranda, notes, or other documents relating thereto or otherwise relating to the business of Employer, its Affiliates or its affiliated physician groups, whether prepared by Employee or otherwise coming into his possession, shall be the exclusive property of Employer (and/or its Affiliates or its affiliated physician groups, as applicable) and shall be delivered to Employer, its Affiliates or its affiliated physician groups as appropriate and not retained by (nor any copies thereof retained by) Employee upon termination of his employment for any reason whatsoever.

5.                                     NON-COMPETITION/NON-SOLICITATION.  Employee covenants and agrees that:

5.1                               Non-Competition.  So long as Employee is receiving any compensation from Employer pursuant to this Agreement, Employee shall not, without the prior written consent of Employer, directly or indirectly, as an employee, employer, agent, principal, proprietor, partner, shareholder, independent contractor, director, or corporate officer, engage in any business or render any services to any business that is in direct competition with the business of Employer or any of its affiliates within a ten (10) mile radius area of any primary hospitals utilized in Employer’s or its affiliate professional corporations’ HMO/IPA contract arrangements.

5.2                                 Non-Solicitation.  During the term of this Agreement and for a period of two (2) years thereafter, Employee will not, directly or indirectly, (i) hire or induce any party to recruit or hire any person who is an employee or independent contractor of Employer or any subsidiary of Employer; (ii) whether for itself or any other person or entity, solicit, divert or take away, or attempt to solicit, divert or take away, any customers, business or clients of Employer or any subsidiary or affiliated physician group of Employer (including, without limitation, any third party payors); (iii) solicit or induce any party to solicit, any contractors of Employer or any subsidiary of Employer to enter into the same or a similar type of contract with any other party; (iv) for himself or herself or for any other entity, solicit, divert or take away or attempt to solicit, divert or take away any of the patients of an affiliated physician group of Employer; or (v) disrupt, damage, impair or interfere with the business of Employer.

5.3                               Modification.  If the scope of any restrictions contained in Section 5 hereof are too broad to permit enforcement of such restrictions to their full extent, then such restrictions shall be enforced to the maximum extent permitted by law, and Employee hereby consents and agrees that such scope may be modified accordingly in any proceeding brought to enforce such restrictions.

6.                                       REMEDIES FOR BREACH OF COVENANTS OF EMPLOYEE.  The covenants set forth in Sections 4 and 5 of this Agreement shall continue to be binding upon Employee notwithstanding the termination of his employment with Employer for any reason whatsoever.  Such covenants shall be deemed and construed as separate agreements independent of any other provision of this Agreement.  The existence of any claim or cause of action by Employee against Employer or any of its Affiliates, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer or any of its Affiliates of any or all of such covenants.  It is expressly agreed that the remedy at law for the breach of any such covenant is inadequate and that temporary and permanent injunctive relief shall be available to prevent the breach or any threatened breach thereof, without the necessity of proof of actual damages and without the necessity of posting a bond, cash or otherwise.  In this connection, Employee agrees not to assert any defense that monetary damages would be sufficient.

7.                                       ARBITRATION.  The parties firmly desire to resolve all disputes arising hereunder without resort to litigation in order to protect their respective business reputations and the confidential nature of certain aspects of their relationship.  Accordingly, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration as set forth below.

(1)                                  All disputes which in any manner arise out of or relate to this Agreement or the subject matter thereof, shall be resolved exclusively by arbitration in accordance with the provisions of this Section 7.  Either party may commence arbitration by sending a written demand for arbitration to the other party, setting forth the nature of the controversy, the dollar amount involved, if any, and the remedies sought, and attaching a copy of this Section to the demand.

(2)                                  There shall be one arbitrator.  If the parties shall fail to select a mutually acceptable arbitrator within ten (10) days after the demand for arbitration is mailed, then the parties stipulate to arbitration before a single arbitrator sitting on the Los Angeles, California Judicial Arbitration Mediation Services (JAMS) panel, and selected in the sole discretion of the JAMS administrator.

(3)                                  The parties shall share all costs of arbitration.  The prevailing party shall be entitled to reimbursement by the other party of such party’s attorneys’ fees and costs and any arbitration fees and expenses incurred in connection with the arbitration hereunder.

(4)                                  The substantive law and the Evidence Code of the State of California shall be applied by the arbitrator.

(5)                                  Arbitration shall take place in Los Angeles, California unless the parties otherwise agree.  As soon as reasonably practicable, a hearing with respect to the dispute or matter to be resolved shall be conducted by the arbitrator.  As soon as reasonably practicable thereafter, the arbitrator shall arrive at a final decision, which shall be reduced to writing, signed by the arbitrator and mailed to each of the parties and their legal counsel.

(6)                                  All decisions of the arbitrator shall be final, binding and conclusive on the parties and shall constitute the only method of resolving disputes or matters subject to arbitration pursuant to this Agreement.  The arbitrator or a court of appropriate jurisdiction may issue a writ of execution to enforce the arbitrator’s judgment.  Judgment may be entered upon such a decision in accordance with applicable law in any court having jurisdiction thereof.

(7)                                  Notwithstanding the foregoing, because time is of the essence of this Agreement, the parties specifically reserve the right to seek a judicial temporary restraining order, preliminary injunction, or other similar short term equitable relief, and grant the arbitrator the right to make a final determination of the parties’ rights, including whether to make permanent or dissolve such court order.

(8)                                  The decision and award of the arbitrator shall be kept confidential by the parties to the greatest extent possible.  No disclosure of such decision or award shall be made by the parties except as required by law or as necessary or appropriate to effect the enforcement thereof.

8.                                       MISCELLANEOUS.

8.1                                 Notices.  Any notice, demand, or communication required, permitted or desired to be given hereunder shall be deemed effectively given when personally delivered or mailed by prepaid certified mail, return receipt requested, addressed as follows:

Employee:                                         Jacob Y. Terner, M.D.

205 Chautauqua Boulevard

Pacific Palisades, California 90272

Employer:                                           Prospect Medical Holdings, Inc.

515 South Flower Street

Suite 1640

Los Angeles, California  90071

Attention: President

8.2                                 Governing Law.  This Agreement has been executed and delivered and shall be interpreted, construed, and enforced in accordance with the laws of the State of California.

8.3                                 Enforcement.  In the event that either party shall be required to enforce the terms of this Agreement, whether with or without arbitration, the prevailing party shall be entitled to recover the costs of such action, including reasonable attorneys’ fees.

8.4                                 Entire Agreement.  This Agreement shall constitute the entire agreement of the parties with respect to the subject matter hereof and may not be amended except in writing signed by both of the parties hereto.  No oral statements or prior written materials not specifically incorporated herein shall be of any force or effect.

8.5                                 Severability.  In the event any provision of this Agreement is held to be unenforceable or void for any reason, the remainder of the Agreement shall be unaffected and shall remain in full force and effect in accordance with its terms, unless such unenforceability or voidness defeats an essential business term hereof.

8.6                                 Assignment.  Neither this Agreement nor any of the rights of obligations of the parties hereunder shall be assignable by either party, whether voluntarily or by operation of law.  Any attempted assignment, transfer, pledge or hypothecation or other disposition of this Agreement or of any such rights, interests and benefits shall be null and void and without effect.

8.7                                 Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and permitted assigns.

8.8                                 Headings.  The headings used herein are for convenience only and do not limit the contents of this Agreement.

8.9                                 Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same agreement.

8.10                           Compliance With Law.  The parties recognize that this Agreement at all times is to be subject to applicable state, local and federal law.

8.11                           Waivers.  The waiver of any of the provisions hereof shall not be effective unless in writing and signed by the party intending to be bound thereby.  The waiver by either party of any act to be performed hereunder will not constitute a waiver of any other act or identical act required to be performed at a later time.

8.12                           Representation.  Employee confirms that he is not represented by Miller & Holguin and that he has been advised to seek the advice of independent counsel in connection with the negotiation of this Agreement and the transactions contemplated hereby.

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the day and year first above written.

PROSPECT MEDICAL HOLDINGS, INC.		JACOB Y. TERNER, M.D.

By:	/s/ R. Stewart Kahn	/s/ Jacob Y. Terner, M.D.

Its:	Executive Vice President